Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman and Co-Chief Executive Officer (951) 739-6200

Roger S. Pondel / Judy Lin
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2023 THIRD QUARTER FINANCIAL RESULTS

-- Record Third Quarter Net Sales Rise 14.3 Percent to $1.86 Billion --

-- Net Sales, Adjusted for Adverse Changes in Foreign Currency of $29.2 Million, Rise 16.1 Percent --

-- Gross Profit as a Percentage of Net Sales Improves to 53.0 Percent on a Reported Basis and to 53.4 Percent Excluding the Bang Inventory Step-Up --

-- Third Quarter Net Income Increases 40.4 Percent to $452.7 Million --

Corona, CA – November 2, 2023 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2023.

Bang Energy® Transaction

On July 31, 2023, the Company completed its acquisition of Bang Energy® (the “Bang Transaction”). The acquired assets primarily include Bang Energy® drinks and a beverage production facility in Phoenix, Arizona.

Inventory purchased as part of the Bang Transaction was recorded at fair value. Certain of the purchased inventory was subsequently sold in the 2023 third quarter and was recognized through cost of sales at fair value (the “Bang Inventory Step-Up”). As a result of the Bang Inventory Step-Up, gross profit was adversely impacted by approximately $7.8 million during the 2023 third quarter.

During the 2023 third quarter, in connection with the Bang Transaction, the Company recorded a gain of $45.4 million (the “Bang Transaction Gain”), in interest and other income (expense), net within the condensed consolidated statement of income. During the 2023 third quarter, the Company incurred approximately $8.0 million of acquisition expenses related to the Bang Transaction (the “Bang Transaction Expenses”).

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Monster Beverage Corporation

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Third Quarter Results

Net sales for the 2023 third quarter increased 14.3 percent to $1.86 billion, from $1.62 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the 2023 third quarter of $29.2 million. Net sales on a foreign currency adjusted basis increased 16.1 percent in the 2023 third quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm™ total wellness energy drinks and Bang Energy® drinks, increased 13.7 percent to $1.71 billion for the 2023 third quarter, from $1.50 billion for the 2022 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $20.2 million for the 2023 third quarter. Net sales on a foreign currency adjusted basis for the Monster Energy® Drinks segment increased 15.1 percent in the 2023 third quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands, increased 11.2 percent to $98.8 million for the 2023 third quarter, from $88.8 million in the 2022 third quarter. Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $9.0 million for the 2023 third quarter. Net sales on a foreign currency adjusted basis for the Strategic Brands segment increased 21.3 percent in the 2023 third quarter.

Net sales for the Alcohol Brands segment, which is comprised of The Beast Unleashed™ which was launched in the 2023 first quarter, as well as the various craft beers and hard seltzers purchased as part of the CANarchy transaction on February 17, 2022, increased 57.8 percent to $42.3 million for the 2023 third quarter, from $26.8 million in the 2022 third quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers (the “AFF Third-Party Products”), increased 3.9 percent to $6.7 million for the 2023 third quarter, from $6.4 million in the 2022 third quarter.

Net sales to customers outside the United States increased 20.2 percent to $733.7 million in the 2023 third quarter, from $610.6 million in the 2022 third quarter. Such sales were approximately 40 percent of total net sales in the 2023 third quarter, compared with 38 percent in the 2022 third quarter. Net sales to customers outside the United States, on a foreign currency adjusted basis, increased 24.9 percent in the 2023 third quarter.

Gross profit as a percentage of net sales for the 2023 third quarter was 53.0 percent, compared with 51.3 percent in the 2022 third quarter. The increase in gross profit as a percentage of net sales was primarily the result of pricing actions in certain markets, decreased freight-in costs and decreased aluminum can costs. Gross profit as a percentage of net sales was 53.4 percent for the 2023 third quarter, excluding the Bang Inventory Step-Up.

Operating expenses for the 2023 third quarter were $473.2 million, compared with $415.8 million in the 2022 third quarter. Operating expenses as a percentage of net sales for the 2023 third quarter were 25.5 percent, compared with 25.6 percent in the 2022 third quarter. Operating expenses for the 2023 third quarter included the Bang Transaction Expenses.

Distribution expenses for the 2023 third quarter were $85.7 million, or 4.6 percent of net sales, compared with $83.0 million, or 5.1 percent of net sales, in the 2022 third quarter.

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Monster Beverage Corporation

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Selling expenses for the 2023 third quarter were $177.2 million, or 9.5 percent of net sales, compared with $157.3 million, or 9.7 percent of net sales, in the 2022 third quarter.

General and administrative expenses for the 2023 third quarter were $210.3 million, or 11.3 percent of net sales, compared with $175.5 million, or 10.8 percent of net sales, for the 2022 third quarter. Stock-based compensation was $17.9 million for the 2023 third quarter, compared with $16.6 million in the 2022 third quarter.

Operating income for the 2023 third quarter increased 22.2 percent to $510.5 million, from $417.9 million in the 2022 third quarter, primarily as a result of an increase in net sales as well as an increase in gross profit as a percentage of net sales.

The effective tax rate for the 2023 third quarter was 22.2 percent, compared with 23.3 percent in the 2022 third quarter.

Net income for the 2023 third quarter increased 40.4 percent to $452.7 million, from $322.4 million in the 2022 third quarter. Net income per diluted share for the 2023 third quarter increased 41.3 percent to $0.43, from $0.30 in the third quarter of 2022. Net income per diluted share, adjusted for the Bang Transaction Gain, the Bang Inventory Step-Up and the Bang Transaction Expenses was $0.41 for the 2023 third quarter.

Hilton H. Schlosberg, Vice Chairman and Co-Chief Executive Officer, said, “The energy drink market in the United States, as well as internationally, continues to grow. We are pleased to report another quarter of solid revenue growth, with record sales for our third quarter. The quarter was again impacted by unfavorable foreign currency exchange rates.

“Gross profit margins in the quarter improved significantly as compared to the 2022 third quarter, primarily as a result of pricing actions, decreased freight-in costs and decreased aluminum can costs. Gross profit margins also improved sequentially from the previous quarters. Promotional allowances as a percentage of net sales for the 2023 third quarter were higher than in the comparable 2022 third quarter.

“On July 31, 2023, we completed the Bang Transaction. The Bang Inventory Step-Up adversely impacted consolidated gross margins,” Schlosberg added.

Rodney C. Sacks, Chairman and Co-Chief Executive Officer, said, “We are pleased with our new product innovation launches this year.

“During the 2023 third quarter, we continued our roll-out of our first flavored malt beverage alcohol product, The Beast Unleashed™, with the goal of being available in substantially all of the United States by the end of 2023.  We will be launching certain flavors of The Beast Unleashed™ in 24 oz. single serve cans primarily for the convenience and gas market later this year. Nasty Beast™ our new hard tea, will be launched initially in four flavors, in 12 oz. variety packs as well as 24 oz. single serve cans, early in 2024. Our innovation pipeline for both our non-alcoholic and alcoholic beverages remains strong,” Sacks said.

2023 Nine-Months Results

Net sales for the nine-months ended September 30, 2023 increased 12.8 percent to $5.41 billion, from $4.80 billion in the comparable period last year.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the nine-months ended September 30, 2023 of $119.6 million. Net sales on a foreign currency adjusted basis increased 15.2 percent for the nine-months ended September 30, 2023.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2023 was 52.8 percent, compared with 49.8 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2023 were $1.34 billion, compared with $1.20 billion in the comparable period last year.

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Operating income for the nine-months ended September 30, 2023 increased to $1.52 billion, from $1.19 billion in the comparable period last year.

The effective tax rate was 21.9 percent for the nine-months ended September 30, 2023, compared with 24.5 percent in the comparable period last year.

Net income for the nine-months ended September 30, 2023 increased 42.0 percent to $1.26 billion, from $890.0 million in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2023 increased 43.3 percent to $1.19, from $0.83 in the comparable period last year.

Share Repurchase Program

During the 2023 third quarter, the Company purchased approximately 7.3 million shares of its common stock at an average purchase price of $54.83 per share, for a total amount of $400.0 million (excluding broker commissions). As of November 2, 2023, approximately $282.8 million remained available for repurchase under the previously authorized repurchase program.

Investor Conference Call

The Company will host an investor conference call today, November 2, 2023, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® non-carbonated refreshment + energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, Reign Storm™ total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Gladiator® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, hard seltzers and flavored malt beverages under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers and The Beast Unleashed™. For more information visit www.monsterbevcorp.com.

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Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: the impact of the military conflict in Ukraine, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; our ability to implement our growth strategy, including expanding our business in existing and new sectors; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; our ability to successfully integrate Bang Energy® businesses and assets, transition the acquired beverages to the Company’s primary distributors, and retain and increase sales of the acquired beverages; exposure to significant liabilities due to litigation, legal or regulatory proceedings; intellectual property injunctions; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions; changes in consumer preferences; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities including limitations on co-packing availability including retort production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; product distribution and placement decisions by retailers; the effects of retailer and/or bottler/distributor consolidation on our business; unilateral decisions by bottlers/distributors, buying groups, convenience chains, grocery chains, mass merchandisers, specialty chain stores, e-commerce retailers, e-commerce websites, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, restrict the range of our products they carry, impose restrictions or limitations on the sale of our products and/or the sizes of containers for our products and/or devote less resources to the sale of our products; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; the impact of proposals to limit or restrict the sale of energy or alcohol drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy or alcohol drinks can be sold; possible recalls of our products and/or the consequences and costs of defective production; or our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2022 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2023 AND 2022

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net sales¹	$1,856,028	$1,624,286	$5,409,919	$4,798,119

Cost of sales	872,265	790,561	2,554,086	2,407,867

Gross profit¹	983,763	833,725	2,855,833	2,390,252
Gross profit as a percentage of net sales	53.0%	51.3%	52.8%	49.8%

Operating expenses	473,236	415,795	1,336,437	1,199,883
Operating expenses as a percentage of net sales	25.5%	25.6%	24.7%	25.0%

Operating income¹	510,527	417,930	1,519,396	1,190,369
Operating income as a percentage of net sales	27.5%	25.7%	28.1%	24.8%

Interest and other income (expense), net	71,357	2,149	99,010	(11,932)

Income before provision for income taxes¹	581,884	420,079	1,618,406	1,178,437

Provision for income taxes	129,190	97,692	354,397	288,487
Income taxes as a percentage of income before taxes	22.2%	23.3%	21.9%	24.5%

Net income	$452,694	$322,387	$1,264,009	$889,950
Net income as a percentage of net sales	24.4%	19.8%	23.4%	18.5%

Net income per common share:
Basic	$0.43	$0.31	$1.21	$0.84
Diluted	$0.43	$0.30	$1.19	$0.83

Weighted average number of shares of common stock and common stock equivalents:
Basic	1,047,015	1,053,594	1,046,337	1,056,526
Diluted	1,059,966	1,066,600	1,059,809	1,069,198

Energy Drink Case sales (in thousands) (in 192-ounce case equivalents)	203,087	182,460	583,937	535,451
Average net sales per case[2]	$8.90	$8.72	$8.98	$8.79

1Includes $10.0 million for both the three-months ended September 30, 2023 and 2022, related to the recognition of deferred revenue. Includes $30.0 million for both the nine-months ended September 30, 2023 and 2022, related to the recognition of deferred revenue.

2Excludes Alcohol Brands segment and Other segment net.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2023 AND DECEMBER 31, 2022

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,773,849	$1,307,141
Short-term investments	1,236,752	1,362,314
Accounts receivable, net	1,231,188	1,016,203
Inventories	883,582	935,631
Prepaid expenses and other current assets	162,676	109,823
Prepaid income taxes	23,468	33,785
Total current assets	5,311,515	4,764,897

INVESTMENTS	52,636	61,443
PROPERTY AND EQUIPMENT, net	731,208	516,897
DEFERRED INCOME TAXES	176,724	177,039
GOODWILL	1,417,941	1,417,941
OTHER INTANGIBLE ASSETS, net	1,459,447	1,220,410
OTHER ASSETS	164,867	134,478
Total Assets	$9,314,338	$8,293,105

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$539,892	$444,265
Accrued liabilities	207,727	172,991
Accrued promotional allowances	296,577	255,631
Deferred revenue	40,127	43,311
Accrued compensation	76,835	72,463
Income taxes payable	17,644	13,317
Total current liabilities	1,178,802	1,001,978

DEFERRED REVENUE	209,136	223,800

OTHER LIABILITIES	53,251	42,286

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,118,498 shares issued and 1,040,420 shares outstanding as of September 30, 2023; 1,283,688 shares issued and 1,044,600 shares outstanding as of December 31, 2022	5,592	6,418
Additional paid-in capital	4,893,289	4,776,804
Retained earnings	5,572,757	9,001,173
Accumulated other comprehensive loss	(198,033)	(159,073)
Common stock in treasury, at cost; 78,078 shares and 239,088 shares as of September 30, 2023 and December 31, 2022, respectively	(2,400,456)	(6,600,281)
Total stockholders' equity	7,873,149	7,025,041
Total Liabilities and Stockholders’ Equity	$9,314,338	$8,293,105